Exhibit 99.1

Clubhouse Media Announces Fully Executed LOI to Acquire Top Global Meme Account, Picking Up 7-figure Net Income and a Billion Monthly Impressions

LOS ANGELES, CA, March 3, 2021 – Clubhouse Media Group, Inc. (OTCMKTS:CMGR) (“Clubhouse Media” or the “Company”), an influencer-based marketing and media firm with a vast aggregate global social media reach, is excited to announce the signing of a non-binding Letter of Intent (the “LOI”) on February 28th 2021 for the acquisition of “The Tinder Blog” (Instagram.com/thetinderblog) (“TTB”), one of the largest and most successful Instagram meme accounts in the world. The Tinder Blog is an official partner of Facebook.

The Tinder Blog boasts over 4.2 million followers accrued over its six-year existence and an annual net income in excess of one million dollars on more than one billion web impressions per month. The Tinder Blog has also attracted major advertisers, including McDonald’s, Amazon Prime, Dunkin Donuts, and Samsung, among others.

The Tinder Blog was founded and cultivated by Joseph Yomtoubian, a Los Angeles native, MBA, and finance consultant who launched the page in 2015.

“This is a significant deal for Clubhouse because we have been actively looking to expand our reach beyond traditional influencers to incorporate and reach more channels, niches, and outlets in the social media landscape,” commented Chris Young, Co-Founder of Clubhouse Media Group. “Joseph is a wealth of knowledge that can’t be taught. He is widely regarded as a leading Instagram and social media expert. We feel The Tinder Blog is an ideal match that offers tremendous complementarity within the constellation of our current social media reach and Intellectual Property portfolio. The Tinder Blog’s evergreen content creates a natural long-tail business. Combined with hyper-loyal fandom, these aggregator accounts make for highly sustainable and scalable businesses that complement our mission and portfolio.”

Management notes that the Company’s recent acquisition of Magiclytics offers additional value in the course of acquiring and monetizing a multi-channel-network strategy spanning social media platforms.

Magiclytics leverages a massive database and predictive analytics driven by proprietary AI and machine-learning technology to project returns from product-influencer pairings in social media marketing campaigns. Clubhouse Media Group will be able employ Magiclytics technology to further identify optimal accounts to acquire across multiple social media platforms and to maximize revenues from acquired accounts, including The Tinder Blog, following acquisition and integration into the Clubhouse Media ecosystem.

The Company plans to acquire additional aggregator accounts in the months ahead, including deals in the comedy, travel, pet, and personal health market segments. Management believes these accounts represent an opportunity for long-tail appeal with robust engagement and significant long-term recurring revenue stream potential.

Young added, “For some perspective, the only other meme page acquired before this, according to our research, was Daquan, which was acquired by Warner Music Group in 2020 for $85 million. At the time of the acquisition, Daquan had approximately 6.7 million followers and about 3 billion impressions per month. At present, TTB doesn’t trail those metrics by much, and we believe it has the potential to flourish in the Clubhouse Media ecosystem, and to provide our shareholders with immense value in the process.”

About Clubhouse Media

We believe Clubhouse Media represents the future of influencer media and marketing, with a global network of professionally run content houses, each of which has its own brand, influencer cohort and production capabilities. Clubhouse Media offers management, production and deal-making services to its handpicked influencers, a management division for individual influencer clients, and an investment arm for joint ventures and acquisitions for companies in the social media influencer space. Clubhouse Media’s management team consists of successful entrepreneurs with financial, legal, marketing, and digital content creation expertise.

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FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for products and services of the company, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

Corporate Contact

Simon Yu, MBA

Phone: +1-702-479-3016

Investor Relations

Tiger Marketing & Branding Agency

info@TigerGMP.com